Exhibit h.7

2nd AMENDMENT TO THE FUND ADMINISTRATION SERVICING

AGREEMENT BETWEEN U.S. BANCORP FUND SERVICES, LLC, AND

ROBERT W. BAIRD & CO. INCORPORATED AND BAIRD FUNDS, INC.

WHEREAS, the above parties have entered into an Agreement dated September 29, 2000, where U.S. Bancorp Fund Services, LLC (“USBFS”) has agreed to provide fund administration services to Robert W. Baird & Co. Incorporated, a Wisconsin corporation (the “Advisor”) and Baird Funds, Inc., a Wisconsin corporation (the “Company”); and

WHEREAS, the parties would like to further clarify the responsibilities of USBFS and the Advisor and the Company as it relates to the above referenced Agreement:

NOW THEREFORE, the Advisor, the Company and USBFS agree to remove the language in Section 2.B.1.a.4 regarding the monitoring of compliance with the 1940 Act requirements pertaining to the code of ethics for the disinterested directors.

Dated this 17 day of November, 2003.

ROBERT W. BAIRD & CO.

U.S. BANCORP FUND SERVICES, LLC

INCORPORATED

By:/s/ Glen F. Hackman

By:/s/ Joe D. Redwine

Attest: /s/ Regina Schuller

Attest:/s/ Cheryl M. Zielinski

BAIRD FUNDS, INC.

By:/s/ Brett R. Meili

Attest: /s/ Lisa Kollmeyer